QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.8

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Board of Directors of 1768248 Ontario Limited:

        We have audited the balance sheet of 1768248 Ontario Limited (the "Corporation") as at August 22, 2008. The financial statement is the responsibility of the Corporation's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, this financial statement presents fairly, in all material respects, the financial position of the Corporation as at August 22, 2008 in accordance with Canadian generally accepted accounting principles.

        The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting. Accordingly we express no such opinion.

        On August 25, 2008, we reported to the Corporation's Board of Directors on our audit of the Corporation's financial statement as at August 22, 2008, prepared in accordance with Canadian generally accepted accounting principles but did not include Note 5, subsequent events, and Note 6, reconciliation of the financial statement with United States generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
August 25, 2008, except as to Notes 5 and 6 which are as of October 8, 2008

1768248 ONTARIO LIMITED

BALANCE SHEET

As at August 22, 2008 (in Canadian dollars)

ASSETS
Cash	$100

SHAREHOLDER'S EQUITY
Common shares (Note 2)	$100

Description of the proposed Plan of Arrangement and Contingency (Notes 3 & 4)

1768248 ONTARIO LIMITED

NOTES TO THE BALANCE SHEET

As at August 22, 2008 (in Canadian dollars)

1.     INCORPORATION AND BASIS OF PRESENTATION

  1768248 Ontario Limited (the "Corporation") was incorporated under the provisions of the Business Corporations Act (Ontario) on May 5, 2008, with one common share issued to the incorporator for cash consideration of $1.00. On July 25, 2008, the Corporation issued a further 99 common shares for total cash consideration of $99. Other than the issuance of common shares, and the execution of an arrangement agreement dated August 18, 2008, there have been no other activities and the Corporation will be inactive until the arrangement is completed. The Corporation was formed to become the ultimate parent in the proposed Plan of Arrangement described below (Note 3). This balance sheet has been prepared in accordance with Canadian generally accepted accounting principles.

2.     SHARE CAPITAL

Authorized
An unlimited number of common shares, voting;
An unlimited number of preferred shares, non-voting, non-participating, issuable in series;
An unlimited number of special voting shares, voting, non-participating.
Issued

100 common shares	$100

3.     DESCRIPTION OF THE PROPOSED PLAN OF ARRANGEMENT

  On August 18, 2008, the Board of Trustees of BFI Canada Income Fund (the "Fund") approved a proposed transaction providing for the reorganization of the Fund's income trust structure into a corporate structure through a Plan of Arrangement (the "Conversion"). If the reorganization is approved by holders (the "Unitholders") of ordinary trust units (the "Units"), the holder of the Class A Unit and the Ontario Superior Court of Justice, Unitholders will receive, for each Unit held, one common share of the Corporation (a "Share") on the effective date of the Conversion (the "Effective Date"). The Class A Unit will be redeemed by the Fund for $10.00 in cash, and IESI Corporation will subscribe for 11,137,744 special voting shares in the capital of the Corporation (the "Special Shares") (representing the number of Units for which the issued and outstanding Participating Preferred Shares (as defined herein) were exchangeable at the date hereof, subject to any changes as a result of exchanges prior to the effective date of the Conversion) for an aggregate subscription price of $10.00 in cash. The participating preferred shares of IESI Corporation, a subsidiary of the Fund (the "Participating Preferred Shares") will remain outstanding following the Conversion but will become exchangeable for Shares, instead of Units, based on the number of Units into which such Participating Preferred Shares are exerciseable on the Effective Date, in accordance with a securityholders' agreement dated January 21, 2005 between the Fund, 4264126 Canada Limited and IESI Corporation. Since the Conversion does not contemplate a change of control for accounting purposes, the financial statements of the Corporation will be the continuation of the Fund's financial statements. As a result of the Conversion, the consolidated financial statements of the Corporation will reflect the assets and liabilities of the Fund at the respective carrying amounts. Any change in the future income tax balance due to a change in tax status will be charged to income tax expense on the effective date of the exchange.

4.     CONTINGENCY

  The Corporation has agreed to indemnify its directors and officers, to the extent permitted under corporate law, against costs and damages incurred by the directors and officers as a result of lawsuits or any other judicial, administrative or investigative proceeding in which the directors and officers are sued as a result of their services. The Corporation's directors and officers are covered by directors' and officers' liability insurance. No amount has been recorded in this financial statement with respect to the indemnification agreements.

5.     SUBSEQUENT EVENTS

  Effective September 19, 2008, the Board of Directors approved a special quarterly dividend payable in four equal amounts of $0.125 per share commencing on March 31, 2009.

  Effective September 25, 2008, Unitholders voted in favour of the Fund's conversion from an income trust to a corporation. The conversion received approval from the Ontario Superior Court of Justice on September 30, 2008 and is effective October 1, 2008. In advance of the Corporation's common shares trading on the Toronto Stock Exchange, the Corporation changed its name to BFI Canada Ltd. Common shares of BFI Canada Ltd. commenced trading on the Toronto Stock Exchange, under the symbol "BFC", on October 2, 2008. Concurrently, trust units of the Fund have been delisted from the Toronto Stock Exchange and the Fund has submitted an application to cease to be a reporting issuer.

1768248 ONTARIO LIMITED

NOTES TO THE BALANCE SHEET (Continued)

As at August 22, 2008 (in Canadian dollars)

5.     SUBSEQUENT EVENTS (Continued)

  Effective October 1, 2008, the Fund entered into a Fourth Amending Agreement to its Fourth Amended and Restated Credit Agreement and a Sixth Amending Agreement to its Amended and Restated Revolving Credit and Term Loan Agreement. The amending agreements simply recognize the Fund's structural change and had no impact on the Fund's committed amounts, maturity dates or pricing.

6.     RECONCILIATION OF CANADIAN TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  There are no material differences between the financial statement prepared in accordance with Canadian generally accepted accounting principles and United States generally accepted accounting principles as at August 22, 2008.

QuickLinks

  Exhibit 4.8
REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
1768248 ONTARIO LIMITED BALANCE SHEET As at August 22, 2008 (in Canadian dollars)
1768248 ONTARIO LIMITED NOTES TO THE BALANCE SHEET As at August 22, 2008 (in Canadian dollars)